Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
BFC FINANCIAL CORPORATION,
WDG MERGER SUB, LLC
and
WOODBRIDGE HOLDINGS CORPORATION

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2

ARTICLE II THE MERGER		8

2.1	Merger	8
2.2	Consummation of the Merger; Effective Time	8
2.3	Effect of the Merger	8
2.4	Articles of Organization and Operating Agreement	8
2.5	Board of Managers	8
2.6	Officers	8
2.7	Additional Actions	9

ARTICLE III CONVERSION OF SHARES; CONSIDERATION		9

3.1	Merger Consideration	9
3.2	Exchange of Certificates	10
3.3	Stock Transfer Books	12
3.4	Woodbridge Options and Restricted Stock	12
3.5	Appraisal Rights	13

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BFC AND MERGER SUB		13

4.1	Organization; Good Standing; Power	13
4.2	Capitalization	13
4.3	Authorization; No Violation	14
4.4	Subsidiaries	15
4.5	Exchange Act Reports; Financial Statements	15
4.6	Absence of Certain Changes	16
4.7	Taxes	16
4.8	BFC Material Contracts	17
4.9	Investigations; Litigation	17
4.10	Insurance	17
4.11	Compliance with Laws	18
4.12	Labor Matters	18
4.13	Employee Benefit Plans	18
4.14	Related Party Transactions	18
4.15	Broker’s and Finder’s Fees	19
4.16	Registration Statement; Joint Proxy Statement/Prospectus	19
4.17	Tax Treatment	19
4.18	Opinion of Financial Advisor	19
4.19	Sarbanes-Oxley	19
4.20	Certain Business Practices	19
4.21	Operations of Merger Sub	20
4.22	Full Disclosure	20

ARTICLE V REPRESENTATIONS AND WARRANTIES OF WOODBRIDGE		20

5.1	Organization; Good Standing; Power	20
5.2	Capitalization	20
5.3	Authorization; No Violation	21
5.4	Subsidiaries	22
5.5	Exchange Act Reports; Financial Statements	22
5.6	Absence of Certain Changes	23
5.7	Taxes	23
5.8	Investigations, Litigation	24
5.9	Woodbridge Material Contracts	24
5.10	Broker’s and Finder’s Fees	24
5.11	Registration Statement; Joint Proxy Statement/Prospectus	25
5.12	State Takeover Laws	25
5.13	Opinion of Financial Advisor	25
5.14	Tax Treatment	25
5.15	Full Disclosure	25

ARTICLE VI CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME		25

6.1	Conduct of Business by Woodbridge	25
6.2	Conduct of Business by BFC	26
6.3	Notice	27

ARTICLE VII ADDITIONAL COVENANTS AND AGREEMENTS		27

7.1	Access to Information	27
7.2	Public Announcements	28
7.3	Reasonable Efforts	28
7.4	No Solicitation	28
7.5	Special Meetings	30
7.6	Registration Statement; Joint Proxy Statement/Prospectus	31
7.7	Employee Benefit Plans	32
7.8	Indemnification	32
7.9	Further Assurances	33
7.10	Tax Treatment	34
7.11	Comfort Letters	34
7.12	Shareholder Litigation	34
7.13	HSR Act	34
7.14	Appointment of Directors and Executive Officer	35
7.15	Cancellation of Woodbridge Options	35
7.16	Cancellation of Woodbridge Rights Agreement	35

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS		35

8.1	Conditions to Each Party’s Obligation to Effect the Merger	35
8.2	Conditions to Woodbridge’s Obligation to Effect the Merger	36
8.3	Conditions to BFC’s and Merger Sub’s Obligation to Effect the Merger	37

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		38

9.1	Termination of the Agreement	38
9.2	Effect of Termination	39

9.3	Amendment and Waiver	40

ARTICLE X MISCELLANEOUS		40

10.1	Survival of the Representations and Warranties	40
10.2	Payment of Expenses	40
10.3	Binding Effect	40
10.4	Governing Law	40
10.5	Counterparts	40
10.6	Notices	40
10.7	Entire Agreement; Assignment	42
10.8	Headings	42
10.9	Knowledge of the Parties	42
10.10	Attorneys’ Fees	42
10.11	No Third Party Beneficiary	42
10.12	Injunctive Relief	42
10.13	Jurisdiction; Venue	42
10.14	Severability	43
10.15	Waiver	43
10.16	Special Committee	43
10.17	Time of the Essence	43

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of the 2nd day of July, 2009, by and among BFC FINANCIAL CORPORATION, a Florida corporation (“BFC”), WDG MERGER SUB, LLC, a Florida limited liability company and a wholly-owned subsidiary of BFC (“Merger Sub”), and WOODBRIDGE HOLDINGS CORPORATION, a Florida corporation (“Woodbridge”).
W I T N E S S E T H:
     WHEREAS, BFC has proposed a business combination with Woodbridge pursuant to which Woodbridge will merge with and into Merger Sub, with Merger Sub to be the surviving company in the merger (the “Merger”);
     WHEREAS, the Board of Directors of Woodbridge has designated a special committee composed of independent members of such Board of Directors (the “Special Committee”) to, among other things, review and evaluate the terms and conditions, and determine the advisability, of the Merger;
     WHEREAS, the Special Committee has negotiated the terms and conditions of this Agreement on behalf of Woodbridge and has (i) determined that the Merger is advisable, fair to, and in the best interests of Woodbridge’s shareholders and (ii) recommended the approval and adoption of this Agreement by the Board of Directors of Woodbridge;
     WHEREAS, the Board of Directors of Woodbridge has, based upon the recommendation of the Special Committee, (i) determined that the Merger is advisable, fair to, and in the best interests of Woodbridge’s shareholders, (ii) approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement and (iii) recommended the approval and adoption of this Agreement by Woodbridge’s shareholders in accordance with this Agreement;
     WHEREAS, the Board of Directors of BFC has determined that the Merger is consistent with and in furtherance of the long-term business strategy of BFC and fair to, and in the best interests of, BFC and its shareholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;
     WHEREAS, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and
     WHEREAS, BFC, Merger Sub and Woodbridge desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to also set forth certain conditions to the Merger;
     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purpose of prescribing the terms and conditions of the Merger, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS
     When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified:
     “Acquisition Proposal” shall have the meaning set forth in Section 7.4(a).
     “Affiliate” shall mean with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether though the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement, Woodbridge and its Subsidiaries shall not be treated as an Affiliate of BFC, and BFC and BankAtlantic Bancorp, Inc. shall not be treated as Affiliates of Woodbridge.
     “Agreement” means this Agreement and Plan of Merger as executed on the date hereof and as amended and supplemented in accordance with its terms, including all Schedules and Exhibits.
     “Articles of Merger” shall mean the articles of merger with respect to the Merger to be filed with the Secretary of State of the State of Florida.
     “BFC” shall have the meaning set forth in the Preamble.
     “BFC Capital Stock” shall have the meaning set forth in Section 4.2(a).
     “BFC Class B Common Stock” shall mean the Class B Common Stock, par value $0.01 per share, of BFC.
     “BFC Class A Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of BFC.
     “BFC Financial Statements” shall mean the audited Consolidated Statements of Financial Condition, Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income, Consolidated Statements of Shareholders’ Equity and Consolidated Statements of Cash Flows of BFC, and the related notes thereto, for each of BFC’s fiscal years ended on December 31, 2006, 2007 and 2008, and the unaudited Consolidated Statements of Financial Condition, Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income, Consolidated Statements of Shareholders’ Equity and Consolidated Statements of Cash Flows of BFC, and the related notes thereto, for the three-month period ended March 31, 2009, as each of which is included in the BFC SEC Reports.
     “BFC Leased Real Property” shall mean all real property leased by BFC (including all leasehold or subleasehold estates and other rights to use or occupy any land, buildings (including sales kiosks) and improvements thereon).

     “BFC Material Contract” shall mean any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which BFC or any of its Subsidiaries is a party or otherwise relating to or affecting any of their respective assets, properties or operations.
     “BFC Options” shall mean all options or warrants granted by BFC to purchase shares of BFC Class A Common Stock or BFC Class B Common Stock which are outstanding and unexercised immediately prior to the Effective Time.
     “BFC Option Plans” shall mean (i) the BFC Financial Corporation Stock Option Plan and (ii) the BFC Financial Corporation 2005 Stock Incentive Plan, as amended.
     “BFC Owned Real Property” shall mean all real property owned by BFC (including all land, interests in buildings, structures, improvements and fixtures located thereon and all easements and other rights and interests appurtenant thereto owned by BFC).
     “BFC Plans” shall mean all employee benefit plans and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which BFC is a party, with respect to which BFC has any obligation or which are maintained, contributed to or sponsored by BFC for the benefit of any current or former employee, officer or director of BFC.
     “BFC SEC Reports” shall have the meaning set forth in Section 4.5(a).
     “BFC Special Meeting” shall mean the special meeting of BFC’s shareholders to be held for the purpose of approving the transactions contemplated hereby.
     “BFC Stock Certificate(s)” shall have the meaning set forth in Section 3.2(a).
     “Business Day” means any day on which banks are not required or authorized by Law or executive order to close in the city of Fort Lauderdale, Florida, USA.
     “Claim” shall have the meaning set forth in Section 7.8.
     “Closing” shall have the meaning set forth in Section 2.2.
     “Closing Date” shall have the meaning set forth in Section 2.2.
     “Code” shall have the meaning set forth in the Recitals.
     “Controlled Group” shall mean a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code).

     “Dissenting Shares” shall have the meaning set forth in Section 3.5.
     “Effective Time” shall have the meaning set forth in Section 2.2.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations thereunder.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
     “Exchange Agent” shall have the meaning set forth in Section 3.2(a).
     “Exchange Fund” shall have the meaning set forth in Section 3.2(a).
     “Exchange Ratio” shall have the meaning set forth in Section 3.1(c).
     “FBCA” shall mean the Florida Business Corporation Act.
     “GAAP” shall mean United States generally accepted accounting principles, consistently applied during the periods presented in accordance with past practices.
     “Governmental Entity” shall mean any federal, state, local or foreign court, tribunal, arbitral body, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “Indemnified Liabilities” shall have the meaning set forth in Section 7.8.
     “Indemnified Parties” shall have the meaning set forth in Section 7.8.
     “Joint Proxy Statement/Prospectus” shall have the meaning set forth in Section 4.16.
     “Law” shall mean any federal, state or local governmental law, rule, regulation or requirement, including any rules, regulations and Orders promulgated thereunder and any Orders, decrees, consents or judgments of any Governmental Entity and courts having the force of law.
     “Letter of Transmittal” shall have the meaning set forth in Section 3.2(b).
     “Lien” shall mean any lien, charge, pledge, security interest, mortgage, claim, encumbrance, option, right of first refusal and other proscription, restriction, condition, covenant or similar right whether imposed by law, by contract or otherwise.

     “Material Adverse Effect” shall mean any effect, change, event, state of fact, development, circumstance or condition (including changes in banking, thrift or similar laws, rules or regulations) which when considered individually or in the aggregate with all other effects, changes, events, state of facts, developments, circumstances or conditions has materially and adversely affected or could reasonably be expected to materially and adversely affect (i) the results of operations, financial condition, assets, liabilities, or business of BFC or Woodbridge, as the case may be, in each case including its respective Subsidiaries together with it taken as a whole, including the ability of the parties to consummate the Merger and/or any of the other transactions contemplated hereby; provided, however, that a “Material Adverse Effect” shall not be deemed to include (x) any changes resulting from general economic or political conditions, (y) circumstances that affect the industries in which Woodbridge or BFC, as the case may be, operate or (z) force majeure events, acts of terrorism or acts of war; and provided, further, that, notwithstanding the foregoing, the changes or events described in clauses (x) through (z) above shall be regarded in determining whether a Material Adverse Effect has occurred if the effects of such changes or events disproportionately impact or uniquely relate to BFC or Woodbridge, as applicable.
     “Merger Consideration” shall have the meaning set forth in Section 3.2(c).
     “Merger Sub” shall have the meaning set forth in the Preamble.
     “Merger” shall have the meaning set forth in the Recitals.
     “Order” shall mean any judgment, ruling, order, writ, injunction, decree, consent decree, statute, rule or regulation.
     “OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and the rules and regulations issued thereunder.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation.
     “Permits” shall mean all permits, licenses, variances, registrations, certificates of authority, Orders and approvals of Governmental Entities.
     “Permitted Liens” shall mean (i) statutory Liens imposed by Law for Taxes that are not yet due and payable, or are being contested in good faith by proper proceedings and which have been adequately reserved for in accordance with GAAP on the Woodbridge Financial Statements or BFC Financial Statements, as applicable; (ii) Liens which are purchase money Liens arising in the ordinary course of business for amounts which are not in default; (iii) carriers’, warehousemen’s, mechanics, landlords’, materialmen’s, repairmen’s or other substantially similar Liens arising under Law for amounts not yet due and payable; (iv) easements, rights-of-way and other similar instruments whether or not recorded in the public land records or filed in other public records and which do not, individually or in the aggregate, interfere with the use or marketability of the relevant asset; (v) zoning, subdivision and other applicable Laws; and (vi) amendments, extensions, renewals or replacements of any Lien referred to in clauses (i) through (v) above, to the extent that the scope, duration and effect of the Lien so amended, extended, renewed or replaced remains the same in all material respects.

     “Person” shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity.
     “Pink Sheets” shall mean the Pink Sheets Electronic Quotation Service.
     “Plan” shall mean, with respect to any Person, any employee benefit plan (within the meaning of Section 3(3) of ERISA), stock purchase plan, stock option plan, fringe benefit plan, bonus plan and any other deferred compensation agreement or plan or funding arrangement sponsored, maintained or to which contributions are made by: (i) such Person or any of its Subsidiaries or (ii) any other organization which is a member of a Controlled Group of which such Person or any of its Subsidiaries is a member or with respect to which such Person or any of its Subsidiaries or any member of the Controlled Group of which such Person or any of its Subsidiaries has any liability or potential liability.
     “Registration Statement” shall have the meaning set forth in Section 4.16.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.
     “Special Committee” shall have the meaning set forth in the Recitals.
     “Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person, directly or indirectly (either alone or through or together with any other Subsidiary of such Person) owns more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors, other governing body or manager of such corporation or other legal entity; provided, however, that for purposes of this Agreement, Woodbridge shall not be treated as a Subsidiary of BFC.
     “Superior Proposal” shall have the meaning set forth in Section 7.4(b).
     “Surviving Company” shall have the meaning set forth in Section 2.1.
     “Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.
     “Third Party” shall have the meaning set forth in Section 7.4(b).

     “Woodbridge” shall have the meaning set forth in the Preamble.
     “Woodbridge Class A Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of Woodbridge.
     “Woodbridge Class B Common Stock” shall mean the Class B Common Stock, par value $0.01 per share, of Woodbridge.
     “Woodbridge Financial Statements” shall mean the audited Consolidated Statements of Financial Condition, Consolidated Statements of Income, Consolidated Statements of Comprehensive Income, Consolidated Statements of Shareholders’ Equity and Consolidated Statements of Cash Flows of Woodbridge, and the related notes thereto, for each of Woodbridge’s fiscal years ended on December 31, 2006, 2007 and 2008, and the unaudited Consolidated Statements of Financial Condition, Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income, Consolidated Statements of Shareholders’ Equity and Consolidated Statements of Cash Flows of Woodbridge, and the related notes thereto, for the three-month period ended March 31, 2009, as each of which is included in the Woodbridge SEC Reports.
     “Woodbridge Material Contract” shall mean any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Woodbridge or any of its Subsidiaries is a party or otherwise relating to or affecting any of their respective assets, properties or operations as well as any contract, agreement or other arrangement pursuant to which Woodbridge or any of its Subsidiaries has incurred indebtedness in an amount equal to or exceeding $25 million.
     “Woodbridge Options” shall mean all options or warrants granted by Woodbridge to purchase shares of Woodbridge Class A Common Stock which are outstanding and unexercised immediately prior to the Effective Time.
     “Woodbridge Option Plan” shall mean the Woodbridge Holdings Corporation 2003 Stock Incentive Plan, as amended and restated.
     “Woodbridge Rights Agreement” shall mean the Rights Agreement, dated as of September 29, 2008, between Woodbridge Holdings Corporation and American Stock Transfer and Trust Company, as Rights Agent.
     “Woodbridge SEC Reports” shall have the meaning set forth in Section 5.5(a).
     “Woodbridge Meeting” shall mean the annual or special meeting of Woodbridge’s shareholders to be held for the purpose of voting upon this Agreement and for no other purpose without the prior written consent of BFC; provided, however, that in the event the Woodbridge Meeting is the annual meeting of Woodbridge’s shareholders, then the election of directors to the Board of Directors of Woodbridge may be acted upon at the meeting without the prior written consent of BFC.
     “Woodbridge Stock Certificate(s)” shall have the meaning set forth in Section 3.2(a).

ARTICLE II
THE MERGER
     2.1 Merger. At the Effective Time, Woodbridge shall be merged with and into Merger Sub, and Merger Sub will be the surviving company of the Merger (the “Surviving Company”), in accordance with the terms, conditions and provisions of this Agreement and the Articles of Merger.
     2.2 Consummation of the Merger; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., 150 West Flagler Street, Miami, Florida 33130, at such time as shall be fixed by mutual agreement of BFC and Woodbridge as promptly as practicable after the satisfaction or waiver of all of the conditions set forth in this Agreement (the date of Closing is hereinafter sometimes referred to as the “Closing Date”). On or prior to the day before the Closing Date, Woodbridge and Merger Sub will each execute the Articles of Merger and deliver it to Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. for filing with the Secretary of State of the State of Florida. Subject to the satisfaction or waiver of all conditions precedent to the consummation of the transactions contemplated by this Agreement, the parties shall cause the Merger to become effective on the date of the Closing by (i) causing the filing, in accordance with all applicable regulations, of the Articles of Merger with the Secretary of State of the State of Florida and (ii) causing all other documents which must be recorded or filed as a result of the Merger to be recorded or filed. The Articles of Merger shall provide that the Merger shall be effective as of 5:00 p.m. on the date of Closing (the date and time of such effectiveness being referred to herein as the “Effective Time”). The Closing shall be deemed to occur simultaneously with the Effective Time.
     2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Articles of Merger and the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of Woodbridge and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Woodbridge and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
     2.4 Articles of Organization and Operating Agreement. The Articles of Organization of Merger Sub as in effect immediately prior to the Merger shall be the Articles of Organization of the Surviving Company, and the Operating Agreement of Merger Sub as in effect immediately prior to the Merger shall be the Operating Agreement of the Surviving Company, in each case until thereafter altered, amended or repealed in accordance with applicable law.
     2.5 Board of Managers. As of the Effective Time, the Board of Managers of the Surviving Company will consist of the managers serving on the Board of Managers of Merger Sub immediately prior to the Effective Time.
     2.6 Officers. As of the Effective Time, the officers of Woodbridge immediately prior to the Effective Time shall constitute the officers of the Surviving Company until such time as their respective successors have been duly elected and qualified.

     2.7 Additional Actions. If, at any time after the Effective Time, BFC or the Surviving Company shall consider or be advised that, consistent with the terms of this Agreement, any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, title to and possession of any property or right of either Woodbridge or Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) to otherwise carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each of Woodbridge and its officers and directors and Merger Sub and its officers and managers shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Company and otherwise to carry out the purposes of this Agreement; and the officers and managers of the Surviving Company are fully authorized in the name of either Woodbridge or Merger Sub to take any and all such actions.
ARTICLE III
CONVERSION OF SHARES; CONSIDERATION
     3.1 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of BFC, Merger Sub, Woodbridge or the holders of any of the following securities:
          (a) 100% of the membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unchanged following the Effective Time and constitute 100% of the membership interests in the Surviving Company.
          (b) Each share of Woodbridge Class A Common Stock and Woodbridge Class B Common Stock owned by BFC, Merger Sub or Woodbridge (in each case other than in a fiduciary capacity or as a result of debts previously contracted), immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no stock of BFC, cash or other consideration shall be delivered in exchange therefor; it being understood that BFC is the sole holder of shares of Woodbridge Class B Common Stock and all of such shares shall be canceled pursuant to this Section 3.1(b).
          (c) Subject to the other provisions of this Section 3.1, each share of Woodbridge Class A Common Stock that is issued and outstanding immediately prior to the Effective Time (excluding any shares of Woodbridge Class A Common Stock canceled pursuant to Section 3.1(b) and excluding Dissenting Shares) shall by virtue of the Merger and without any action on the part of the holder thereof become and be converted into the right to receive 3.47 shares of BFC Class A Common Stock (such ratio of shares of BFC Class A Common Stock to shares of Woodbridge Class A Common Stock being referred to as the “Exchange Ratio”). Fractional shares of BFC Class A Common Stock will not be issued in connection with the Merger. Rather, the aggregate number of shares of BFC Class A Common Stock to which a holder of Woodbridge Class A Common Stock shall be entitled to receive as a result of the Merger will be rounded up to the next whole number. In furtherance of the foregoing, if more than one Woodbridge Stock Certificate shall be surrendered for the account of the same holder, the number of shares of BFC Class A Common Stock to be issued to such holder in exchange for the Woodbridge Stock Certificates which have been surrendered shall be computed on the basis of the aggregate number of shares represented by all of the Woodbridge Stock Certificates surrendered for the account of such holder.

          (d) At the Effective Time, holders of Woodbridge Class A Common Stock and Woodbridge Class B Common Stock shall cease to be, and shall have no rights as, shareholders of Woodbridge, and Woodbridge Stock Certificates shall thereafter represent only the right to receive the consideration provided under this Article III.
          (e) If between the date of this Agreement and the Effective Time the outstanding shares of BFC Class A Common Stock or Woodbridge Class A Common Stock are changed into a different number of shares by reason of a reorganization, reclassification, recapitalization, division, combination or exchange of shares, or any dividend or other distribution payable in stock or other securities is declared with regard to the BFC Class A Common Stock or Woodbridge Class A Common Stock with a record date between the date of this Agreement and the Effective Time, the Merger Consideration will be adjusted to provide the holders of Woodbridge Class A Common Stock the same economic effect as that contemplated by this Agreement if the reorganization, reclassification, recapitalization, division, combination, exchange, dividend or other distribution had not taken place.
     3.2 Exchange of Certificates.
          (a) At or prior to the Effective Time, BFC shall deposit, or shall cause to be deposited, with American Stock Transfer and Trust Company, or such other bank or trust company designated by BFC and who is reasonably satisfactory to Woodbridge (the “Exchange Agent”) for the benefit of the holders of certificates representing the shares of Woodbridge Class A Common Stock (“Woodbridge Stock Certificates”) for exchange in accordance with this Article III through the Exchange Agent, certificates representing the shares of BFC Class A Common Stock (“BFC Stock Certificates”) issuable pursuant to Section 3.1(c) above (such BFC Stock Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the “Exchange Fund”) to be exchanged pursuant to this Article III for outstanding Woodbridge Stock Certificates. The Exchange Fund shall not be used for any other purpose.
          (b) Promptly, but in any event no later than three (3) Business Days after the Effective Time, BFC will instruct the Exchange Agent to mail to each holder of record of Woodbridge Class A Common Stock who has not previously surrendered his, her or its Woodbridge Stock Certificates (other than holders of any shares of Woodbridge Class A Common Stock cancelled pursuant to Section 3.1(b) or holders of Dissenting Shares): (1) a letter of transmittal reasonably acceptable to Woodbridge (which shall specify that delivery shall be effected, and risk of loss and title to such holder’s Woodbridge Stock Certificates shall pass, only upon proper delivery of the Woodbridge Stock Certificates to the Exchange Agent and shall be in such form and have such other provisions as to which BFC and Woodbridge may agree) and (2) instructions reasonably acceptable to Woodbridge for use in effecting the surrender of the Woodbridge Stock Certificates in exchange for BFC Stock Certificates in accordance with this Article III (collectively, the “Letter of Transmittal”).

          (c) From and after the Effective Time and upon the surrender of a Woodbridge Stock Certificate for cancellation (or affidavits and indemnification regarding the loss or destruction of such certificates reasonably acceptable to BFC and the Exchange Agent) to the Exchange Agent together with the Letter of Transmittal, duly executed, and such other customary documents as may be required pursuant thereto, the holder of such Woodbridge Stock Certificate shall be entitled to receive in exchange therefor, and the Exchange Agent shall deliver in accordance with the Letter of Transmittal, BFC Stock Certificates representing that number of whole shares of BFC Class A Common Stock which such holder has the right to receive in respect of the shares of Woodbridge Class A Common Stock formerly evidenced by such Woodbridge Stock Certificate in accordance with Section 3.1 (such shares of BFC Class A Common Stock, the “Merger Consideration”), and the Woodbridge Stock Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Woodbridge Class A Common Stock which is not registered in the transfer records of Woodbridge, a certificate evidencing the proper number of shares of BFC Class A Common Stock may be issued in accordance with this Article III to a transferee if the Woodbridge Stock Certificate evidencing such shares is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence reasonably acceptable to BFC and the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Woodbridge Stock Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration and any dividends or other distributions declared or paid thereon after the Effective Time.
          (d) All shares of BFC Class A Common Stock issued upon the surrender for exchange of Woodbridge Stock Certificates in accordance with the terms of this Article III shall be deemed to have been issued and paid, respectively, in full satisfaction of all rights pertaining to the shares of Woodbridge Class A Common Stock theretofore represented by such Woodbridge Stock Certificates.
          (e) Any portion of the Exchange Fund which remains undistributed to the holders of the Woodbridge Stock Certificates upon the date that is nine (9) months after the Effective Time shall be delivered by the Exchange/ Agent to BFC and any holders of Woodbridge Stock Certificates who have not theretofore complied with this Article III shall thereafter look only to BFC for the Merger Consideration.
          (f) None of BFC, Woodbridge, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any shares of BFC Class A Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Woodbridge Stock Certificate shall not have been surrendered prior to the date that is seven (7) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to, or become the property of, any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of BFC, free and clear of all claims or interest of any person previously entitled thereto.
          (g) If any Woodbridge Stock Certificate shall have been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the Person claiming such Woodbridge Stock Certificate to be lost, stolen or destroyed and, if requested by BFC, the posting by such Person of a bond in such reasonable amount as BFC may direct as indemnity against any claim that may be made with respect to such Woodbridge Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Woodbridge Stock Certificate the Merger Consideration, pursuant to this Article III.

     3.3 Stock Transfer Books. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of Woodbridge or the Surviving Company of the shares of Woodbridge Class A Common Stock or Woodbridge Class B Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Woodbridge Stock Certificates are presented to the Surviving Company or the Exchange Agent for any reason, they shall be canceled and, subject to the provisions of this Article III, exchanged for the Merger Consideration as provided in this Article III, except as otherwise required by Law.
     3.4 Woodbridge Options and Restricted Stock.
          (a) At the Effective Time, all outstanding Woodbridge Options issued under the Woodbridge Option Plan will be canceled; however, the Woodbridge Option Plan shall be assumed by BFC and all restricted stock awards issued under the Woodbridge Option Plan outstanding at the Effective Time, if any, will be converted into the right to receive restricted stock awards in the form of shares of BFC Class A Common Stock, to be adjusted as provided in Section 3.4(b).
          (b) The number of shares of BFC Class A Common Stock to be subject to each new restricted stock award shall be equal to the product of (i) the number of shares of Woodbridge Class A Common Stock subject to the original Woodbridge restricted stock award immediately prior to the Effective Time and (ii) the Exchange Ratio.
          (c) In effecting such assumption and conversion, the aggregate number of shares of BFC Class A Common Stock to be subject to each assumed Woodbridge restricted stock award will be rounded up, if necessary, to the next whole share.
          (d) If any restricted stock awards issued under the Woodbridge Option Plan are outstanding at the Effective Time and, accordingly, are converted into the right to receive restricted stock awards in the form of shares of BFC Class A Common Stock in connection with the Merger, then, as soon as practicable after the Effective Time, but in no event later than thirty (30) days after the Effective Time, BFC shall file a Registration Statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of BFC Class A Common Stock underlying the assumed Woodbridge restricted stock awards, and BFC will use its reasonable efforts to maintain the effectiveness of such registration statement (and the current status of the prospectus or prospectuses contained therein) for so long as any such assumed Woodbridge restricted stock awards remain outstanding under the Woodbridge Option Plan to be assumed by BFC.

     3.5 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, each share of Woodbridge Class A Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by a shareholder who, pursuant to Section 607.1301, et seq., of the FBCA duly and validly exercises and perfects his, her or its appraisal rights with respect to his, her or its shares (the “Dissenting Shares”), shall not be converted into the right to receive, or be exchangeable for, the Merger Consideration, but, instead, the holder thereof shall be entitled to payment in cash from the Surviving Company of the appraised value of such Dissenting Shares in accordance with the provisions of Section 607.1301, et. seq., of the FBCA. If any such holder shall have failed to duly and validly exercise or perfect or shall have effectively withdrawn or lost such appraisal rights, each share of Woodbridge Class A Common Stock of such holder shall not be deemed a Dissenting Share and shall automatically be converted into and shall thereafter be exchangeable only for the right to receive the Merger Consideration as provided in this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BFC AND MERGER SUB
     BFC and Merger Sub jointly and severally represent and warrant to Woodbridge as follows:
     4.1 Organization; Good Standing; Power. BFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. Each of BFC and Merger Sub has all necessary corporate or limited liability company, as the case may be, power and authority to execute and deliver this Agreement and, except as contemplated in this Agreement, to consummate the Merger and the other transactions contemplated hereby, to own its properties and assets and to carry on its business as now conducted. BFC has heretofore made available to Woodbridge a complete and correct copy of its Articles of Incorporation, as amended and restated, and its Bylaws, each as amended to the date hereof. Each of BFC and Merger Sub is duly licensed or qualified to conduct business and is in good standing in each jurisdiction in which the nature of its businesses requires such qualification or license, except where the failure to be duly qualified could not reasonably be expected to have a Material Adverse Effect on BFC.
     4.2 Capitalization.
          (a) BFC’s authorized capital stock consists solely of 100,000,000 shares of BFC Class A Common Stock, 20,000,000 shares of BFC Class B Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (collectively, the “BFC Capital Stock”). As of the date hereof, 38,275,122 shares of BFC Class A Common Stock, 6,854,381 shares of BFC Class B Common Stock, no shares of preferred stock designated as Series A Junior Participating Preferred Stock and 15,000 shares of preferred stock designated as 5% Cumulative Preferred Stock are issued and outstanding. As of the date hereof, 5,804,446 shares of BFC Class A Common Stock and 831,533 shares of BFC Class B Common Stock are reserved for issuance under the BFC Option Plans (including 946,196 shares of BFC Class A Common Stock and 831,533 shares of BFC Class B Common Stock reserved for issuance upon exercise of outstanding BFC Options), 6,854,381 shares of BFC Class A Common Stock are reserved for issuance upon conversion of shares of BFC Class B Common Stock, and no shares of BFC Capital Stock are held in treasury. 100% of the issued and outstanding membership interests in Merger Sub are owned by BFC, the sole member of Merger Sub.

          (b) All of the issued and outstanding shares of BFC Capital Stock are duly and validly authorized and issued, fully paid and nonassessable. None of the outstanding shares of BFC Capital Stock have been issued in violation of any statutory preemptive rights. Shares of BFC Class A Common Stock and BFC Class B Common Stock represent the only securities of BFC with the right to vote on the Merger and the other transactions contemplated hereby or for the election of directors of BFC. Except for BFC Options outstanding on the date hereof to acquire not more than 946,196 shares of BFC Class A Common Stock and 831,533 shares of BFC Class B Common Stock, there are no outstanding or existing BFC Options or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock or other equity securities of BFC; provided, however that, subject to certain limited exceptions, shares of BFC Class B Common Stock are convertible on a share-for-share basis into shares of BFC Class A Common Stock at any time in the holder’s discretion.
          (c) All outstanding BFC Options were granted under the BFC Option Plans. None of the BFC Options was issued in violation of applicable Law or the terms of the applicable BFC Option Plan. BFC is not a party to or bound by any contract, agreement or arrangement to sell or otherwise dispose of or redeem, purchase or otherwise acquire any of its capital stock. There are no agreements or understandings with respect to the voting of any shares of BFC Capital Stock or which restrict the transfer of such shares to which BFC is a party, nor, except as set forth on Schedule 4.2(c), does BFC have knowledge of any such agreements or understandings to which BFC is not a party. Since March 31, 2009, BFC has not (i) issued any shares of BFC Capital Stock (or securities exercisable for or convertible into BFC Capital Stock) other than upon the valid exercise of BFC Options previously granted under the BFC Option Plans or the valid conversion of shares of BFC Class B Common Stock to BFC Class A Common Stock or (ii) granted any options under the BFC Option Plans. True and complete copies of the BFC Option Plans have been made available to Woodbridge and there is no agreement to amend, modify or supplement the BFC Option Plans from the form made available to Woodbridge.
          (d) The shares of BFC Class A Common Stock to be issued pursuant to the Merger will, when issued: (i) be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by the FBCA, BFC’s Articles of Incorporation or Bylaws, or any agreement to which BFC is a party or is bound; and (ii) be registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the Exchange Act and registered or exempt from registration under applicable state, local and other applicable securities laws.
     4.3 Authorization; No Violation. Except to the extent described herein, the execution and delivery of this Agreement by BFC and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BFC and all necessary limited liability company action on the part of Merger Sub, and no other corporate or limited liability company action on the part of BFC or Merger Sub, respectively, is necessary (other than the filing of the Articles of Merger pursuant to the FBCA and the approval by BFC’s shareholders of the transactions contemplated hereby), and, subject to the terms and conditions of this Agreement and assuming due and valid authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of BFC and Merger Sub, enforceable against each of them in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Neither the execution, delivery and performance of this Agreement by BFC or Merger Sub, nor the consummation of the transactions contemplated hereby, nor the compliance by BFC and Merger Sub with any of the provisions of this Agreement, will: (a) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien upon any of the properties or assets of BFC or any Subsidiary of BFC under any of the terms, conditions or provisions of (i) the Articles of Incorporation or Bylaws (or analogous organizational documents) of BFC or any of its Subsidiaries or (ii) any BFC Material Contract, (b) violate any Law or any Order applicable to BFC or any of its Subsidiaries or any of their respective properties or assets or (c) require any filing, declaration or registration by BFC, any Subsidiary of BFC or Merger Sub with, or permission, determination, waiver, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Securities Act or the Exchange Act (including the filing of (A) the Registration Statement and the Joint Proxy Statement/Prospectus and (B) such reports under Section 13(a) or 15(d) of the Exchange Act with the SEC as may be required in connection with this Agreement and the transactions contemplated hereby), (ii) any filings as may be required under the FBCA in connection with the Merger, including, without limitation, the Articles of Merger, (iii) any filings as may be required by the HSR Act and (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws, except in the case of clauses (a)(ii), (b) or (c), where such violation, conflict, breach, default, termination, acceleration, Lien, security interest, charge, encumbrance or failure to make such filings or applications could not reasonably be expected to have a Material Adverse Effect on BFC.
     4.4 Subsidiaries. Set forth on Schedule 4.4 hereto is a list of each Subsidiary of BFC (other than Subsidiaries of BankAtlantic Bancorp, Inc.), including its name and jurisdiction of organization. Except as set forth on Schedule 4.4, BFC is the beneficial owner directly or indirectly of 100% of the outstanding equity interests in each of its Subsidiaries (other than Subsidiaries of BankAtlantic Bancorp, Inc.), and all of the shares of capital stock or other equity interests of BFC’s Subsidiaries (other than Subsidiaries of BankAtlantic Bancorp, Inc.) are beneficially owned, directly or indirectly, by BFC free and clear of any Liens. Each Subsidiary of BFC (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to conduct business and in good standing in each jurisdiction in which the nature of its business reasonably requires such qualification or license and (iii) has all necessary power to own its properties and assets and to carry on its business as presently conducted, except, in each case, where the failure or lack thereof could not reasonably be expected to have a Material Adverse Effect on BFC.
     4.5 Exchange Act Reports; Financial Statements.
          (a) Since January 1, 2006, BFC has filed all reports and other documents required to be filed by it with the SEC under the Exchange Act, including, but not limited to, proxy statements and reports on Form 10-K, Form 10-Q and Form 8-K (as such documents have been amended since the time of their filing, collectively, the “BFC SEC Reports”). As of the respective dates they were filed with the SEC, or if amended prior to the date hereof, as of the date of the last such amendment, the BFC SEC Reports, including all documents incorporated by reference into such reports, complied in all material respects with the rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no amendments or modifications to agreements, documents or other instruments which previously had been filed by BFC with the SEC pursuant to the Securities Act or the Exchange Act or any other agreements, documents or other instruments, which have not yet been filed with the SEC but which are or will be required to be filed by BFC.

          (b) The BFC Financial Statements as of the dates thereof and for the periods covered thereby, present fairly, in all material respects, the financial position, results of operations, and cash flows of BFC and its Subsidiaries on a consolidated basis (subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments which did not and are not expected to have a Material Adverse Effect on BFC). Any supporting schedules included in the BFC SEC Reports present fairly, in all material respects, the information required to be stated therein. Such BFC Financial Statements and supporting schedules were prepared: (i) in accordance with the requirements of Regulation S-X promulgated by the SEC; and (ii) except as otherwise noted in the BFC SEC Reports, in conformity with GAAP applied on a consistent basis. Other than as disclosed in the BFC Financial Statements, neither BFC nor any of its Subsidiaries has any liabilities, commitments or obligations of any nature whatsoever, whether accrued, contingent or otherwise, that would be required to be reflected on, or reserved against in, a balance sheet or in notes thereto, prepared in accordance with GAAP, other than liabilities, commitments or obligations incurred since March 31, 2009 in the ordinary course of business to Persons other than Affiliates of BFC that could not reasonably be expected to have a Material Adverse Effect on BFC.
     4.6 Absence of Certain Changes. Except as disclosed in the BFC SEC Reports, since March 31, 2009, (i) BFC and each of its Subsidiaries have conducted their business in the ordinary and usual course, consistent with past practices, and (ii) there has not been any event, occurrence, development or set of circumstances or facts which (A) has had or could reasonably be expected to have a Material Adverse Effect on BFC or any of its Subsidiaries, (B) could reasonably be expected to render any of the representations and warranties of BFC incorrect or untrue as of the Closing Date or (C) would result in a violation of the covenants set forth in Section 6.2 of this Agreement had such events, occurrences, developments or set of circumstances or facts occurred after the date hereof.
     4.7 Taxes. Except for such matters as could not reasonably be expected to have a Material Adverse Effect on BFC, (a) BFC and each of its Subsidiaries have timely filed or shall timely file all returns and reports required to be filed by them with any Taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of BFC and its Subsidiaries, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Effective Time have been paid or shall be paid, (c) no deficiency for any amount of Tax has been asserted or assessed by a Taxing authority against BFC or any of its Subsidiaries, (d) BFC and each of its Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns or reports, and (e) no audit or other administrative proceedings are presently being conducted or have been threatened in writing against BFC or any of its Subsidiaries by a Taxing authority.

     4.8 BFC Material Contracts. Each BFC Material Contract has been filed as an exhibit to a BFC SEC Report. Except as could not reasonably be expected to have a Material Adverse Effect on BFC: (i) each BFC Material Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and is in full force and effect on the date hereof; and (ii) BFC and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them to date under, and they are not in material default in respect of, any BFC Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. No consent of or notice to third parties is required pursuant to the terms of any BFC Material Contract or other material agreement to which BFC or any of its Subsidiaries is a party as a consequence of this Agreement or the transactions contemplated herein, except for such consents or notices which if not obtained or given could not reasonably be expected to have a Material Adverse Effect on BFC or materially impair the ability of BFC to consummate the Merger. To the knowledge of BFC, no other party to any BFC Material Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. BFC has made available to Woodbridge true, correct and complete copies of all the written BFC Material Contracts and a brief written summary or description of each oral BFC Material Contract, and no BFC Material Contract has been modified in any material respect since the date it was made available.
     4.9 Investigations; Litigation. Except as set forth in the BFC SEC Reports, there is no investigation by any Governmental Entity or any action, suit, proceeding or claim pending, or, to the knowledge of BFC, threatened, against BFC or any of its Subsidiaries (including, without limitation, any investigation, action, or proceeding with respect to Taxes), or the assets or business of BFC or any of its Subsidiaries which, if determined adversely to BFC or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect on BFC. Neither BFC nor any of its Subsidiaries nor any director, officer, employee or agent of BFC or any of its Subsidiaries (in their respective capacities as such), is a party to any, and there are no pending, or, to the knowledge of BFC, threatened, material legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature against BFC or any of its Subsidiaries, or any director, officer, employee or agent of BFC or any of its Subsidiaries (in their respective capacities as such), or involving any property or assets of BFC or any of its Subsidiaries, and to the knowledge of BFC, there is no outstanding Order of any Governmental Entity entered specifically against or materially affecting BFC or any of its Subsidiaries, or any of their respective assets, businesses or operations.
     4.10 Insurance. BFC and its Subsidiaries have in effect insurance coverage which, in respect to amounts, types and risks insured, is customary for the businesses in which BFC and its Subsidiaries are engaged. All of the insurance policies, binders, bonds and other similar forms of insurance owned, held or maintained by BFC and each of its Subsidiaries are in full force and effect, and all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retrospective premiums which may be payable with respect to worker’s compensation insurance policies). Neither BFC nor any of its Subsidiaries is in material default under any such policy, and no notice of cancellation, termination or nonrenewal has been received with respect to any of the foregoing, and all claims thereunder have been filed in due and timely fashion. The insurance policies to which BFC and its Subsidiaries are parties to are sufficient for compliance with all requirements of Law and, to the extent applicable, of all BFC Material Contracts and provide adequate insurance coverage for the assets and operations of BFC and its Subsidiaries.

     4.11 Compliance with Laws. BFC and each of its Subsidiaries have all Permits and have made all required filings, applications or registrations with applicable Governmental Entities necessary to permit them to carry on their businesses as presently conducted except where the failure to have such Permits or make such filings, applications or registrations would not have a Material Adverse Effect on BFC. All such Permits are in full force and effect, and, to the knowledge of BFC, no suspension or cancellation of any of them is pending or has been threatened, and all such filings, applications and registrations are current. Neither BFC nor any of its Subsidiaries is in material default under any such Permits or, to the knowledge of BFC, under any Order or any license, regulation or demand of any Governmental Entity. BFC and each of its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Laws.
     4.12 Labor Matters. Neither BFC nor any of its Subsidiaries is a party to, nor does BFC or any of its Subsidiaries have in effect, any organized labor contract or collective bargaining agreement.
     4.13 Employee Benefit Plans.
          (a) Schedule 4.13 lists all of the BFC Plans. Each BFC Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. BFC has performed all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any BFC Plan. Except as otherwise described in Schedule 4.13, no action, suit, proceeding or claim is pending or, to the knowledge of BFC, threatened, against BFC with respect to any BFC Plan (other than claims for benefits in the ordinary course).
          (b) All contributions, premiums or payments required to be made with respect to all BFC Plans have been made. All such contributions have been fully deducted for income tax purposes, and no such deduction has been challenged or disallowed by any Governmental Entity.
          (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any severance, termination or other payment to any director, officer, employee or consultant of BFC or any of its Subsidiaries.
     4.14 Related Party Transactions. Except for arrangements disclosed in the BFC SEC Reports, no holder of more than 5% of the BFC Class A Common Stock or BFC Class B Common Stock, or any officer or director of BFC or any Subsidiary of BFC, or, to the knowledge of BFC, any Affiliate of any of the foregoing (other than BFC and its Subsidiaries) (i) is indebted to BFC for money borrowed from BFC; (ii) to the knowledge of BFC, has any direct or indirect material interest in any Person which is a customer or supplier of BFC or any of its Subsidiaries; or (iii) is party to any other material transaction or business relationship with BFC or any of its Subsidiaries that would be required to be disclosed in the BFC SEC Reports pursuant to Item 404(a) of Regulation S-K of the SEC.

     4.15 Broker’s and Finder’s Fees. BFC has not employed any broker or finder and has not incurred and will not incur any broker’s, finder’s or similar fees, commissions or expenses to any party in connection with the transactions contemplated by this Agreement.
     4.16 Registration Statement; Joint Proxy Statement/Prospectus. None of the information included in BFC’s registration statement on Form S-4, which shall include the joint proxy statement relating to the Woodbridge Meeting and the BFC Special Meeting (together with any amendments thereof or supplements thereto, the “Joint Proxy Statement/Prospectus”), pursuant to which the issuance of the shares of BFC Class A Common Stock to be issued to Woodbridge’s shareholders in the Merger will be registered under the Securities Act (the “Registration Statement”), relating to BFC will, at the time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act and at the time of the BFC Special Meeting or the Woodbridge Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     4.17 Tax Treatment. BFC has no knowledge of any reason why the Merger will, and has not taken or agreed to take and has no plans to take any action that could cause the Merger to, fail to qualify as a “reorganization” under Section 368(a) of the Code.
     4.18 Opinion of Financial Advisor. JMP Securities LLC has delivered to the Board of Directors of BFC (i) its written opinion to the effect that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to BFC’s shareholders and (ii) its consent to the inclusion of such opinion in its entirety in any filing required to be made by BFC with the SEC with respect to the Merger if such inclusion is required by applicable law, which filings include, without limitation, the Registration Statement.
     4.19 Sarbanes-Oxley. There is and has been no failure on the part of BFC or any of its directors or officers, in their capacities as such, to comply in all material respects with any applicable provision of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated in connection therewith, except, in the case of BFC’s directors and officers, where the failure to comply could not reasonably be expected to have a Material Adverse Effect on BFC.
     4.20 Certain Business Practices. Neither BFC, nor, to BFC’s knowledge, any of its Subsidiaries, nor, in connection with the operation of the business of BFC or any of its Subsidiaries, any directors or officers, agents or employees of BFC or, to BFC’s knowledge, any of its Subsidiaries, has (i) directly or indirectly given or agreed to give any funds for unlawful contributions, payments, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any payment in the nature of criminal bribery.

     4.21 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of BFC, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has no obligations or liabilities.
     4.22 Full Disclosure. No representation or warranty of BFC contained in this Agreement, and none of the statements or information concerning BFC and its Subsidiaries contained in this Agreement or the exhibits and the schedules hereto, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF WOODBRIDGE
     Woodbridge represents and warrants to BFC and Merger Sub as follows:
     5.1 Organization; Good Standing; Power. Woodbridge is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Woodbridge has all necessary corporate power and authority to execute and deliver this Agreement and, except as contemplated in this Agreement, to consummate the Merger and the other transactions contemplated hereby, to own its properties and assets and to carry on its business as now conducted. Woodbridge is duly licensed or qualified to conduct business and in good standing in each jurisdiction in which the nature of its businesses requires such qualification or license, except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect on Woodbridge.
     5.2 Capitalization.
          (a) Woodbridge’s authorized capital stock consists solely of 30,000,000 shares of Woodbridge Class A Common Stock, 2,000,000 shares of Woodbridge Class B Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (collectively, the “Woodbridge Capital Stock”). As of the date hereof, 16,637,132 shares of Woodbridge Class A Common Stock, 243,807 shares of Woodbridge Class B Common Stock and no shares of preferred stock are issued and outstanding. As of the date hereof, 600,000 shares of Woodbridge Class A Common Stock are reserved for issuance under the Woodbridge Option Plan (including 314,971 shares of Woodbridge Class A Common Stock reserved for issuance upon exercise of outstanding Woodbridge Options), 243,807 shares of Woodbridge Class A Common Stock are reserved for issuance upon conversion of shares of Woodbridge Class B Common Stock, and no shares of Woodbridge Capital Stock are held in treasury.

          (b) All of the issued and outstanding shares of Woodbridge Capital Stock are duly and validly authorized and issued, fully paid and nonassessable. None of the outstanding shares of Woodbridge Capital Stock have been issued in violation of any statutory preemptive rights. The Woodbridge Class A Common Stock and Woodbridge Class B Common Stock are the only securities of Woodbridge with the right to vote on the transactions contemplated by this Agreement or for the election of directors of Woodbridge. Except for Woodbridge Options outstanding on the date hereof to acquire not more than 314,971 shares of Woodbridge Class A Common Stock, there are no outstanding or existing Woodbridge Options or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock or other equity securities of Woodbridge; provided, however, that shares of Woodbridge Class B Common Stock are convertible on a share-for-share basis into shares of Woodbridge Class A Common Stock at any time in BFC’s discretion.
          (c) Woodbridge is not a party to or bound by any contract, agreement or arrangement to sell or otherwise dispose of or redeem, purchase or otherwise acquire any of its capital stock. Other than as set forth in Woodbridge’s Amended and Restated Articles of Incorporation, there are no agreements or understandings with respect to the voting of any shares of Woodbridge Capital Stock or which restrict the transfer of such shares to which Woodbridge is a party, nor does Woodbridge have knowledge of any such agreements or understandings to which Woodbridge is not a party. Except as set forth on Schedule 5.2, since March 31, 2009, Woodbridge has not issued any shares of Woodbridge Capital Stock (or securities exercisable for or convertible into Woodbridge Capital Stock) other than upon the valid exercise of options previously granted under the Woodbridge Option Plan. The terms of the Woodbridge Option Plan permit the substitution of restricted stock awards of BFC Class A Common Stock for the outstanding Woodbridge restricted stock awards and the cancellation of Woodbridge Options, in each case as provided in this Agreement, without the consent or approval of the holders of such securities, the shareholders of Woodbridge, or any other Person (other than Woodbridge’s Board of Directors or a committee thereof). A true and complete copy of the Woodbridge Option Plan and all agreements and instruments relating to or issued under the Woodbridge Option Plan have been made available to BFC, and no such plan, agreement or instrument has been amended, modified or supplemented, and there is no agreement to amend, modify or supplement any such plan, agreement or instrument in any case from the form made available to BFC.
          (d) No bonds, debentures, notes or other indebtedness of Woodbridge having the right to vote on any matters on which shareholders may vote are issued or outstanding.
     5.3 Authorization; No Violation. The execution and delivery of this Agreement by Woodbridge and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Woodbridge, and no other corporate action on the part of Woodbridge is necessary (other than the approval of this Agreement by the holders of Woodbridge Capital Stock and the filing of the Articles of Merger pursuant to the FBCA), and, subject to the terms and conditions of this Agreement and assuming due and valid authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of Woodbridge, enforceable against it in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Except as set forth on Schedule 5.3, neither the execution, delivery and performance of this Agreement by Woodbridge, nor the consummation of the transactions contemplated hereby, nor the compliance by Woodbridge with any of the provisions of this Agreement, will: (a) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien upon any of the properties or assets of Woodbridge or any Subsidiary of Woodbridge under any of the terms, conditions or provisions of (i) the Articles of Incorporation or Bylaws (or analogous organizational documents) of Woodbridge or any of its Subsidiaries or (ii) any Woodbridge Material Contract; (b) violate any Law or any Order applicable to Woodbridge or any of its Subsidiaries or any of their respective properties or assets or (c) require any filing, declaration or registration by Woodbridge with, or permission, determination, waiver, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Securities Act or the Exchange Act (including the filing of (A) the Registration Statement and the Joint Proxy Statement/Prospectus and (B) such reports under Section 13(a) or 15(d) of the Exchange Act with the SEC as may be required in connection with this Agreement and the transactions contemplated hereby); (ii) any filings as may be required under the FBCA in connection with the Merger, including, without limitation, the Articles of Merger, (iii) any filings as may be required by the HSR Act and (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws, except in the case of clauses (a)(ii), (b) or (c), where such violation, conflict, breach, default, termination, acceleration, lien, security interest, charge, encumbrance or failure to make such filings or applications could not reasonably be expected to have a Material Adverse Effect on Woodbridge.
     5.4 Subsidiaries. Set forth on Schedule 5.4 hereto is a list of each Subsidiary of Woodbridge, including its name and jurisdiction of organization. Except as set forth on Schedule 5.4 hereto, Woodbridge does not own more than 20% of the capital stock or similar interests in or control any entities (including, without limitation, corporations, limited liability companies, partnerships, joint ventures and inactive corporations). Except as set forth on Schedule 5.4, Woodbridge is the beneficial owner directly or indirectly of 100% of the outstanding equity interests in each of its Subsidiaries, and all of the shares of capital stock or other equity interests of Woodbridge’s Subsidiaries are beneficially owned, directly or indirectly, by Woodbridge free and clear of any Liens. Each Subsidiary of Woodbridge (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to conduct business and in good standing in each jurisdiction in which the nature of its business reasonably requires such qualification or license and (iii) has all necessary power to own its properties and assets and to carry on its business as presently conducted, except, in each case, where the failure or lack thereof could not reasonably be expected to have a Material Adverse Effect on Woodbridge.
     5.5 Exchange Act Reports; Financial Statements.
          (a) Since January 1, 2006, Woodbridge has filed all reports and other documents required to be filed by it with the SEC under the Exchange Act, including but not limited to proxy statements and reports on Form 10-K, Form 10-Q and Form 8-K (as such documents have been amended since the time of their filing, collectively, the “Woodbridge SEC Reports”). As of the respective dates they were filed with the SEC, or if amended prior to the date hereof, as of the date of the last such amendment, the Woodbridge SEC Reports, including all documents incorporated by reference into such reports, complied in all material respects with the rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no amendments or modifications to agreements, documents or other instruments which previously had been filed by Woodbridge with the SEC pursuant to the Securities Act or the Exchange Act or any other agreements, documents or other instruments, which have not yet been filed with the SEC but which are or will be required to be filed by Woodbridge.

          (b) The Woodbridge Financial Statements as of the dates thereof and for the periods covered thereby, present fairly, in all material respects, the financial position, results of operations, and cash flows of Woodbridge and its Subsidiaries on a consolidated basis (subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments which did not and are not expected to have a Material Adverse Effect on Woodbridge). Any supporting schedules included in the Woodbridge SEC Reports present fairly, in all material respects, the information required to be stated therein. Such Woodbridge Financial Statements and supporting schedules were prepared: (i) in accordance with the requirements of Regulation S-X promulgated by the SEC; and (ii) except as otherwise noted in the Woodbridge SEC Reports, in conformity with GAAP applied on a consistent basis in accordance with past practice. Other than as disclosed in the Woodbridge Financial Statements, neither Woodbridge nor any of its Subsidiaries has any liabilities, commitments or obligations of any nature whatsoever, whether accrued, contingent or otherwise, that would be required to be reflected on, or reserved against in, a balance sheet or in notes thereto, prepared in accordance with GAAP, other than liabilities, commitments or obligations incurred since March 31, 2009 in the ordinary course of business to Persons other than Affiliates of Woodbridge or that could not reasonably be expected to have a Material Adverse Effect on Woodbridge.
     5.6 Absence of Certain Changes. Except as set forth in Schedule 5.6 or as disclosed in the Woodbridge SEC Reports, since March 31, 2009, (i) Woodbridge and its Subsidiaries have conducted their respective businesses in the ordinary and usual course, consistent with past practices, and (ii) there has not been any event, occurrence, development or set of circumstances or facts which (A) has had or could reasonably be expected to have a Material Adverse Effect on Woodbridge, or (B) could reasonably be expected to render any of the representations and warranties of Woodbridge contained in this Agreement incorrect or untrue as of the Closing Date or (C) would result in a violation of the covenants set forth in Section 6.1 of this Agreement had such events, occurrences, developments or set of circumstances or facts occurred after the date hereof.
     5.7 Taxes. Except as set forth on Schedule 5.7 and except for such matters as could not reasonably be expected to have a Material Adverse Effect on Woodbridge, (a) Woodbridge and each of its Subsidiaries have timely filed or shall timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Woodbridge and its Subsidiaries, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Effective Time have been paid or shall be paid, (c) no deficiency for any amount of Tax has been asserted or assessed by a Taxing authority against Woodbridge or any of its Subsidiaries, (d) Woodbridge and each of its Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns or reports, and (e) no audit or other administrative proceedings are presently being conducted or have been threatened in writing against Woodbridge or any of its Subsidiaries by a Taxing authority.

     5.8 Investigations, Litigation. Except as set forth on Schedule 5.8 or in the Woodbridge SEC Reports, there is no investigation by any Governmental Entity or any action, suit, proceeding or claim pending, or, to the knowledge of Woodbridge, threatened, against Woodbridge or any of its Subsidiaries (including, without limitation, any investigation, action, or proceeding with respect to Taxes), or the assets or business of Woodbridge or any of its Subsidiaries which, if determined adversely to Woodbridge or such Subsidiary, could reasonably be expected to have a Material Adverse Effect on Woodbridge. Except as disclosed on Schedule 5.8: (i) neither Woodbridge nor any of its Subsidiaries nor any director, manager, officer, employee or agent of Woodbridge or any of its Subsidiaries (in their respective capacities as such), is a party to any, and there are no pending, or, to the knowledge of Woodbridge, threatened, material legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature against Woodbridge or any of its Subsidiaries, or any director, officer, employee or agent of Woodbridge or any of its Subsidiaries (in their respective capacities as such), or involving any property or assets of Woodbridge or any of its Subsidiaries and (ii) to the knowledge of Woodbridge, there is no outstanding Order of any Governmental Entity entered specifically against or materially affecting Woodbridge or any of its Subsidiaries, or any of their respective assets, businesses or operations.
     5.9 Woodbridge Material Contracts. Each Woodbridge Material Contract has been filed as an exhibit to a Woodbridge SEC Report or previously provided to BFC. Except as could not reasonably be expected to have a Material Adverse Effect on Woodbridge, (i) each Woodbridge Material Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and is in full force and effect on the date hereof; and (ii) Woodbridge and each of its Subsidiaries have performed in all material respects all obligations required to be performed by such entity to date under, and are not in material default in respect of, any Woodbridge Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. Except as set forth on Schedule 5.9 which shall be delivered no later than fifteen (15) Business Days after the date hereof, no consent of or notice to third parties is required pursuant to the terms of any Woodbridge Material Contract or other material agreement to which Woodbridge or any of its Subsidiaries is a party as a consequence of this Agreement or the transactions contemplated herein, except for any such consents or notices which if not obtained or given could not reasonably be expected to have a Material Adverse Effect on Woodbridge or materially impair the ability of Woodbridge to consummate the Merger. To the knowledge of Woodbridge, no other party to any Woodbridge Material Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. Woodbridge has made available to BFC true, correct and complete copies of all the written Woodbridge Material Contracts and a brief written summary or description of each oral Woodbridge Material Contract, and no Woodbridge Material Contract has been modified in any material respect since the date it was made available.
     5.10 Broker’s and Finder’s Fees. Neither Woodbridge nor any of its Subsidiaries has employed any broker or finder and neither Woodbridge nor any of its Subsidiaries has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses to any party in connection with the transactions contemplated by this Agreement.

     5.11 Registration Statement; Joint Proxy Statement/Prospectus. None of the information included in the Registration Statement or the Joint Proxy Statement/Prospectus relating to Woodbridge will, at the time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act or at the time of the BFC Special Meeting or the Woodbridge Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     5.12 State Takeover Laws. Woodbridge has taken all action necessary on its part to exempt the Merger, this Agreement and the transactions contemplated hereby, and the Merger, this Agreement, and (except for the taking of any actions that may be necessary on the part of BFC in order for such matters to be so exempt) the transactions contemplated hereby are exempt from any applicable state anti-takeover statutes, including, without limitation, Sections 607.0901 and 607.0902 of the FBCA.
     5.13 Opinion of Financial Advisor. Allen C. Ewing & Co. has delivered to the Special Committee (and the Board of Directors of Woodbridge) its written opinion to the effect that, as of the date hereof, the Merger Consideration is fair to Woodbridge’s shareholders from a financial point of view and its consent to the inclusion of such opinion in the Joint Proxy Statement/Prospectus.
     5.14 Tax Treatment. Woodbridge has no knowledge of any reason why the Merger will, and has not taken or agreed to take and has no plans to take any action that could cause the Merger to, fail to qualify as a “reorganization” under Section 368(a) of the Code.
     5.15 Full Disclosure. No representation or warranty of Woodbridge contained in this Agreement, and none of the statements or information concerning Woodbridge and its Subsidiaries contained in this Agreement or the exhibits and the schedules hereto, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
ARTICLE VI
CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME
     6.1 Conduct of Business by Woodbridge. Except as expressly contemplated by any other provision of this Agreement, Woodbridge agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, Woodbridge shall not (and shall cause each of its Subsidiaries to not), directly or indirectly, take or propose to take any of the following actions without the prior written consent of BFC:
          (a) conduct the businesses of Woodbridge and its Subsidiaries in a manner, or take any action with respect to the businesses of Woodbridge and its Subsidiaries, that is not in the ordinary course of business and consistent with past practice or that would cause Woodbridge or any of its Subsidiaries to be in default under any Woodbridge Material Contract (as in effect on the date hereof, irrespective of any subsequent waiver or amendment);

          (b) change or amend the Articles of Incorporation or Bylaws of Woodbridge;
          (c) issue, sell, or grant any shares of capital stock (except Woodbridge Class A Common Stock to be issued upon exercise of Woodbridge Options outstanding on the date of the Agreement), or, except in the ordinary course of business consistent with past practices, any options, warrants, or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any of the capital stock of Woodbridge or any of its Subsidiaries or rights or obligations convertible into or exchangeable for any such shares of capital stock;
          (d) divide, combine or reclassify any of its capital stock or otherwise make any changes in the capital structure of Woodbridge;
          (e) declare, pay, or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of Woodbridge or any Subsidiary of Woodbridge, except as consistent with past practice;
          (f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Woodbridge or any of its Subsidiaries;
          (g) engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;
          (h) take any action that would cause Woodbridge’s representations and warranties set forth in this Agreement to be untrue in any material respect;
          (i) take any action that would reasonably be likely to materially delay the Merger; or
          (j) agree to take, or make any commitment to take, any of the foregoing actions.
     6.2 Conduct of Business by BFC. Except as expressly contemplated by any other provision of this Agreement, BFC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, BFC shall not, directly or indirectly, take or propose to take any of the following actions without the prior written consent of Woodbridge:
          (a) conduct the businesses of BFC and its Subsidiaries in a manner, or take any action with respect to the businesses of BFC and its Subsidiaries, that is not in the ordinary course of business and consistent with past practice or that would cause BFC or any of its Subsidiaries to be in default under any BFC Material Contract (as in effect on the date hereof, irrespective of any subsequent waiver or amendment);
          (b) change or amend the Articles of Incorporation or Bylaws of BFC, except for an amendment to BFC’s Articles of Incorporation increasing the number of authorized shares of BFC Class A Common Stock and an amendment to BFC’s Bylaws increasing the maximum size of BFC’s Board of Directors;

          (c) divide, combine or reclassify any of its capital stock or otherwise make any changes in the capital structure of BFC;
          (d) declare, pay, or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of BFC or any Subsidiary of BFC, except as consistent with past practice;
          (e) cause BFC’s directors and officers liability insurance policy, and any excess liability policy related thereto, to be canceled, terminated or otherwise not be renewed or replaced with at least an equivalent amount of coverage and on other terms no less favorable to BFC and its officers and directors;
          (f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of BFC or any of its Subsidiaries;
          (g) engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;
          (h) take any action that would cause BFC’s representations and warranties set forth in this Agreement to be untrue in any material respect;
          (i) take any action that would reasonably be likely to materially delay the Merger; or
          (j) agree to take, or make any commitment to take, any of the foregoing actions.
     6.3 Notice. Each party will promptly notify the other party of (i) any event of which it obtains knowledge which has or is reasonably likely to have a Material Adverse Effect on such party or any of its Subsidiaries, (ii) any event or circumstance that constitutes or could reasonably be expected to constitute a breach of any of the representations, warranties, or covenants of such party contained herein or (iii) any event or circumstance which could materially and adversely affect the party’s ability to satisfy the conditions to the Merger. Each party will promptly notify the other party in the event it determines that it is unable to fulfill any of the conditions to performance by the other party hereunder.
ARTICLE VII
ADDITIONAL COVENANTS AND AGREEMENTS
     7.1 Access to Information. From the date hereof through the Effective Time, each party shall permit the other party and its authorized representatives reasonable access during regular business hours to the properties of such party (and, in the case of each of BFC or Woodbridge, its Subsidiaries). Each party shall (and, in the case of each of BFC or Woodbridge shall cause its Subsidiaries to) make their respective directors, management and other employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other party, and its authorized representatives at reasonable times and upon reasonable request, and each party shall disclose and make available to the other party and shall cause its agents and authorized representatives to disclose and make available to the other party, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of such party (and, in the case of each of BFC or Woodbridge, its Subsidiaries). Each party may make or cause to be made such investigation of the records, business and properties of the other party (and, in the case of each of BFC and Woodbridge, its Subsidiaries) as such party deems necessary or advisable to familiarize itself and its advisors with such business, properties, and other matters, provided that any such investigation shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with the normal operations of the other party (or, in the case of each of BFC or Woodbridge, the operations of its Subsidiaries). Each party agrees to maintain the confidentiality of all information exchanged pursuant to this Section 7.1, except as otherwise required by Law.
     7.2 Public Announcements. Any public announcement made by or on behalf of either BFC or Woodbridge prior to the termination of this Agreement concerning this Agreement, the transactions described herein or any other aspect of the dealings heretofore had or hereafter to be had between Woodbridge and BFC and their respective Affiliates must first be approved by the other party (any such approval not to be unreasonably withheld or delayed), subject to either party’s obligations under applicable Law (but such party shall use its reasonable best efforts to consult with the other party as to all such public announcements).
     7.3 Reasonable Efforts. Subject to the terms and conditions of this Agreement, (a) the parties shall use their respective reasonable efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within their control to cause to be fulfilled those conditions precedent to their obligations to consummate the Merger and (b) the parties shall use reasonable efforts to obtain all consents and approvals required in connection with the consummation of the transactions contemplated by this Agreement.
     7.4 No Solicitation.
          (a) From and after the date of this Agreement until the Effective Time, subject to Section 7.4(b) hereof, without the prior written consent of BFC, Woodbridge will not, and will not permit its directors, officers, employees, investment bankers, attorneys, accountants or other representatives, agents or Affiliates to, and, without the prior written consent of Woodbridge, BFC will not, and will not permit its directors, officers, employees, investment bankers, attorneys, accountants or other representatives, agents or Affiliates to, directly or indirectly, (i) solicit, initiate, or knowingly encourage any Acquisition Proposals or any inquiries or proposals that could reasonably be expected to lead to any Acquisition Proposals, (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person in connection with, any Acquisition Proposal or under circumstances that could reasonably be expected to result in an Acquisition Proposal or (iii) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal. As used herein, the term “Acquisition Proposal” shall mean any proposal relating to a possible (1) merger, consolidation, share exchange, business combination or similar transaction involving Woodbridge or any of its Subsidiaries or BFC, as the case may be, (2) sale, lease, exchange, transfer or other disposition (other than sales of inventory in the ordinary course of business consistent with past practices), directly or indirectly, by merger, consolidation, share exchange or otherwise (whether in one or more transactions), of all or substantially all of the assets of Woodbridge and its Subsidiaries on a consolidated basis or BFC, as the case may be, (3) liquidation, dissolution, recapitalization or other similar type of transaction, (4) tender offer or exchange offer for ten percent (10%) or more of the outstanding shares of Woodbridge Class A Common Stock and Class B Common Stock or BFC Class A Common Stock and Class B Common Stock, as the case may be, or other transaction with Woodbridge or BFC in which any Person or group shall acquire or have the right to acquire beneficial ownership of ten percent (10%) or more of the outstanding shares of Woodbridge Class A Common Stock and Class B Common Stock or BFC Class A Common Stock and Class B Common Stock, as the case may be, or (5) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger and the transactions contemplated hereby or any proposal or modification thereof submitted by BFC or any of its Affiliates (other than Woodbridge or any of its Subsidiaries, directors, officers, employees or agents). Each of Woodbridge and BFC will, and will direct all its directors, officers, employees, investment bankers, attorneys, accountants and other representatives, agents and Affiliates to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.
          (b) Notwithstanding the provisions of Section 7.4(a) above, if a Person or group other than BFC or any of its Affiliates, on the one hand, and other than Woodbridge or any of its Affiliates, on the other hand (any such Person or group, a “Third Party”), after the date of this Agreement submits to Woodbridge or its Board of Directors, or the Special Committee, or BFC or its Board of Directors, as the case may be, not resulting from a breach of Section 7.4(a) above, an unsolicited, bona fide, written Acquisition Proposal, and the Special Committee or Woodbridge’s Board of Directors or BFC’s Board of Directors, as the case may be, reasonably determines in good faith, (i) after consultation with their financial, legal and other advisors that such Acquisition Proposal will result in, or upon further discussion with or due diligence by such Third Party could reasonably be expected to constitute or result in, a Superior Proposal and (ii) after consultation with outside legal counsel, that the failure to take the action set forth in (A) and (B) below may be inconsistent with its fiduciary duties under applicable Law, then, in such case Woodbridge or BFC, as the case may be, may (A) furnish information about its business to the Third Party under protection of an appropriate confidentiality agreement containing customary limitations on the use and disclosure of all non-public written or oral information furnished to such Third Party, provided that Woodbridge contemporaneously furnishes to BFC or BFC contemporaneously furnishes to Woodbridge, as applicable, all such non-public information furnished to the Third Party and (B) negotiate and participate in discussions and negotiations with such Third Party. In the event that, after the date of this Agreement and prior to the Effective Time, Woodbridge or BFC receives a Superior Proposal not in violation of Section 7.4(a) and the Special Committee or the Board of Directors of Woodbridge or the Board of Directors of BFC, as the case may be, determines, in good faith and after consultation with its financial advisors and legal counsel, that the failure to do so would be inconsistent with the applicable Board of Directors’ fiduciary duties under applicable Law, then Woodbridge’s or BFC’s Board of Directors, as the case may be, may: (x) withhold, withdraw, modify or change its approval or recommendation of this Agreement or the Merger and/or (y) approve or recommend to the applicable company’s shareholders the Superior Proposal. The applicable company’s Board of Directors shall not take the action described in clauses (x) or (y) above without providing the other party with at least two (2) Business Days prior written notice stating that it intends to take such actions and setting forth the information specified in Section 7.4(c) hereof with respect to any Superior Proposal which it intends to accept or recommend. For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide, written Acquisition Proposal for consideration consisting of cash (not subject to a financing contingency) and/or securities, and otherwise on terms which the Special Committee or Woodbridge’s Board of Directors or BFC’s Board of Directors, as the case may be, determines, after consultation with their legal, financial and other advisors, are more favorable to Woodbridge’s shareholders or BFC (or its shareholders), as the case may be, from a financial point of view than the Merger or other revised proposal submitted by BFC or Woodbridge prior to such determination, taking into account the ability of the Third Party to consummate the Superior Proposal on substantially the terms proposed. Nothing contained herein shall prohibit Woodbridge or BFC from taking, and disclosing to its shareholders, a position required by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A of the SEC.
          (c) Woodbridge or BFC, as the case may be, will notify the other party immediately, and in any event within twenty-four (24) hours, if (i) an Acquisition Proposal is made or is modified in any respect (including any written material provided by the offeror, the principal terms and conditions of any such Acquisition Proposal or modification thereto and the identity of the offeror), in which case Woodbridge or BFC, as the case may be, will provide a copy of the Acquisition Proposal concurrently with such notice or (ii) Woodbridge or BFC, as the case may be, furnishes non-public information to, or enters into discussions or negotiations with respect to an Acquisition Proposal with, any Third Party.
          (d) In addition to the obligations set forth in paragraph (a), (b) and (c) of this Section 7.4, Woodbridge or BFC, as the case may be, as promptly as practicable, will advise the other party orally and in writing of any request for information that could reasonably be expected to lead to an Acquisition Proposal, and the material terms and conditions of such request or inquiry, and keep the other party informed in all respects of the status of any such request or inquiry. In addition to the foregoing, Woodbridge or BFC, as the case may be, will provide the other party with prior telephonic (promptly confirmed in writing) or written notice of any meeting of its Board of Directors (or any committee thereof) at which its Board of Directors (or any committee thereof) is expected or could reasonably be expected to consider an Acquisition Proposal, together with a copy of the documentation relating to such Acquisition Proposal to the extent such documentation is then available (and otherwise provide such documentation as soon as available).
     7.5 Shareholder Meetings.
          (a) Woodbridge shall call the Woodbridge Meeting to be held as promptly as reasonably practicable after the effectiveness of the Registration Statement for the purpose of voting upon this Agreement and for no other purpose without the prior written consent of BFC; provided, however, that in the event the Woodbridge Meeting is the annual meeting of Woodbridge’s shareholders, then a proposal relating to the election of directors to the Board of Directors of Woodbridge may be acted upon at the Woodbridge Meeting without the prior written consent of BFC. Except as provided in Section 7.4(b) with respect to the right of the Special Committee or Woodbridge’s Board of Directors to withhold, withdraw, modify or change its recommendation to Woodbridge’s shareholders, Woodbridge shall use its reasonable efforts to secure the vote of its shareholders required under the FBCA and include in the Registration Statement the recommendation of its Board of Directors in favor of the Merger Agreement.

          (b) BFC shall call the BFC Special Meeting to be held as promptly as reasonably practicable after the effectiveness of the Registration Statement for the purpose of voting on the Merger and the related transactions, including an amendment to the Articles of Incorporation of BFC to increase the number of authorized shares of BFC Class A Common Stock. BFC shall use its reasonable efforts to secure the vote of its shareholders required under the FBCA and the Articles of Incorporation of BFC and include in the Registration Statement the recommendation of its Board of Directors in favor of the Merger.
          (c) BFC shall vote all of its shares of Woodbridge Class A Common Stock and Woodbridge Class B Common Stock at the Woodbridge Meeting in favor of this Agreement.
     7.6 Registration Statement; Joint Proxy Statement/Prospectus.
          (a) As promptly as practicable after the date of this Agreement, Woodbridge shall supply BFC with the information pertaining to Woodbridge required by the Securities Act or the Exchange Act, as the case may be, for inclusion in the Registration Statement and the Joint Proxy Statement/Prospectus to be filed by BFC, which information shall not at each time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act, at the time the Joint Proxy Statement/Prospectus is mailed to Woodbridge’s and BFC’s shareholders or at the time of the Woodbridge Meeting or the BFC Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is or shall be made by Woodbridge with respect to the accuracy of statements made in the Joint Proxy Statement/Prospectus or the Registration Statement based on information supplied by BFC or Merger Sub for inclusion in such documents. If before the Effective Time, any event or circumstance relating to Woodbridge or any of its Subsidiaries, or their respective officers, managers or directors, is discovered by Woodbridge that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement/Prospectus, Woodbridge shall promptly inform BFC and shall provide to BFC appropriate amendments or supplements to the Registration Statement or Joint Proxy Statement/Prospectus, and the representations and warranties of Woodbridge set forth in this Section 7.6(a) as to the accuracy of such information shall apply to all such amended or supplemented information.
          (b) As promptly as practicable after the date of this Agreement, BFC shall provide Woodbridge with the information pertaining to BFC and Merger Sub required by the Securities Act or the Exchange Act, as the case may be, for inclusion in the Registration Statement or the Joint Proxy Statement/Prospectus to be filed by BFC, which information shall not at the time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act, at the time the Joint Proxy Statement/Prospectus is mailed to Woodbridge’s and BFC’s shareholders or at the time of the Woodbridge Meeting or the BFC Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is or shall be made by BFC with respect to statements made in the Registration Statement or Joint Proxy Statement/Prospectus based on information supplied by Woodbridge for inclusion in such documents. If before the Effective Time, any event or circumstance relating to BFC or any of its Subsidiaries, or their respective officers, managers or directors, should be discovered by BFC that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement/Prospectus, BFC shall promptly inform Woodbridge and shall make appropriate amendments or supplements to the Registration Statement or Joint Proxy Statement/Prospectus, and the representations and warranties of BFC set forth in this Section 7.6(b) as to the accuracy of such information shall apply to all such amended or supplemented information.

          (c) As promptly as practicable after the date of this Agreement, BFC shall prepare and file with the SEC, with Woodbridge’s assistance, the Registration Statement, which shall include the Joint Proxy Statement/Prospectus of Woodbridge and BFC relating to the Woodbridge Meeting and BFC Special Meeting. BFC shall use commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after filing and shall use commercially reasonable efforts to maintain the effectiveness of such Registration Statement until all of the shares of BFC Class A Common Stock have been issued and distributed in the Merger as described in the Joint Proxy Statement/Prospectus. BFC shall take any action required under applicable federal or state securities Laws in connection with the issuance of shares of BFC Class A Common Stock pursuant to the Merger. The Surviving Company shall use commercially reasonable efforts to cause the Woodbridge Class A Common Stock to be deregistered under the Exchange Act as soon as practicable following the Effective Time. Woodbridge shall furnish all information concerning Woodbridge as BFC may reasonably request in connection with such actions and the preparation of the Registration Statement, including information in response to comments received from the SEC. As promptly as practicable after the Registration Statement becomes effective, Woodbridge shall mail the Joint Proxy Statement/Prospectus to its shareholders and BFC shall mail the Joint Proxy Statement/Prospectus to its shareholders. Notwithstanding anything to the contrary contained herein, neither the Joint Proxy Statement/Prospectus nor the Registration Statement nor any amendment or supplement thereto shall be filed or mailed without the consent of both BFC and Woodbridge, which consent shall not be unreasonably withheld.
     7.7 Employee Benefit Plans. As appropriate, Woodbridge’s Board of Directors shall adopt a resolution to discontinue the sale or contribution (for any applicable period that has not yet commenced) of Woodbridge Class A Common Stock (and Class B Common Stock) pursuant to any Woodbridge Plan subject to Section 401(a) of the Code, or otherwise shall cause such discontinuance.
     7.8 Indemnification.
          (a) After the Effective Time, the Surviving Company shall indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Woodbridge (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BFC, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Woodbridge if such Claim pertains to any matter or fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger) regardless of whether such Claim is asserted or claimed before, at or after the Effective Time (the “Indemnified Liabilities”), to the same extent provided for under the FBCA in effect as of the date hereof and under the Articles of Incorporation or Bylaws of Woodbridge as in effect on the date hereof. The Surviving Company shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the same extent provided for under the FBCA in effect on the date hereof and under the Articles of Incorporation or Bylaws of Woodbridge as in effect on the date hereof upon receipt of any undertaking required by applicable Law or the Articles of Incorporation or Bylaws of Woodbridge as in effect on the date hereof. Any Indemnified Party wishing to claim indemnification under this Section 7.8(a), upon learning of any Claim, shall immediately notify BFC (but the failure to so notify BFC shall not relieve it from any liability which it may have under this Section 7.8(a) except to the extent such failure prejudices BFC) and shall deliver to BFC any undertaking required by applicable Law. The Surviving Company shall ensure, to the extent permitted under applicable Law, that all limitations of liability existing in favor of the Indemnified Parties as provided in the Articles of Incorporation or Bylaws of Woodbridge as in effect on the date hereof, or allowed under applicable Law as in effect on the date hereof with respect to Indemnified Liabilities, shall survive the consummation of the transactions contemplated by this Agreement.
          (b) For a period of six (6) years from and after the Effective Time, the Surviving Company shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Woodbridge (provided that the Surviving Company may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous, or in lieu thereof obtain single limit tail coverage providing at least the same coverage and amount containing terms and conditions which are substantially no less advantageous for such period (which shall be purchased by Woodbridge immediately prior to Closing upon the request of BFC)) with respect to claims arising from facts or events which occurred before the Effective Time.
          (c) The obligations of the Surviving Company provided under paragraphs (a) and (b) of this Section 7.8 are intended to be enforceable against the Surviving Company directly by the Indemnified Parties and shall be binding on all successors and permitted assigns of the Surviving Company.
     7.9 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable on the part of such party, to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable date, including obtaining all required consents, approvals, waivers, exemptions, amendments and authorizations, giving all notices, and making or effecting all filings, registrations, applications, designations and declarations, including, but not limited to, those described in the schedules to this Agreement, and each party shall cooperate fully with the other (including by providing any necessary information) with respect to the foregoing. In case, at any time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of BFC or Woodbridge will use all reasonable efforts to take all such necessary action.

     7.10 Tax Treatment.
          (a) The parties shall use reasonable best efforts to cause the Merger to qualify as a “reorganization” under Section 368(a) of the Code and shall use reasonable best efforts not to, and not to permit or cause any Affiliate or any of BFC’s Subsidiaries to, take any action or cause any action to be taken which would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code.
          (b) Unless otherwise required by applicable Law, BFC, Woodbridge and Merger Sub shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.
          (c) The parties hereto shall cooperate and use their reasonable efforts in order to obtain the opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. described in Section 8.1(h) hereof. In connection therewith, Woodbridge, BFC and Merger Sub shall deliver to Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. representation letters as may be reasonably requested by such law firm, dated and executed as of the date of such opinion.
     7.11 Comfort Letters. Woodbridge and BFC will each use their commercially reasonable efforts to cause to be delivered to each other reasonable and customary letters from their respective independent accountants, the first letter dated a date within two (2) Business Days before the effective date of the Registration Statement and the second letter dated a date within two (2) Business Days before the date of the BFC Special Meeting and the Woodbridge Meeting, as applicable, in form and substance reasonably satisfactory to the recipient and customary in scope and substance for comfort letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.
     7.12 Shareholder Litigation. The parties shall cooperate and consult with one another, to the fullest extent possible, in connection with any shareholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of, and without in any way limiting, the foregoing, each of the parties shall use its respective commercially reasonable efforts to prevail in such litigation (or, with the consent of the other parties, settle such litigation) so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Notwithstanding the foregoing, no party shall compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement or the transactions contemplated hereby (including the Merger) without the other parties’ prior written consent, which shall not be unreasonably withheld or delayed.
     7.13 HSR Act. If required, BFC and Woodbridge will (a) take all commercially reasonable actions necessary to file as soon as practicable notifications under the HSR Act with respect to the Merger, if required, (b) comply at the earliest practicable date with any request for additional information received from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, and (c) request early termination of all applicable waiting periods.

     7.14 Appointment of Directors and Executive Officer. BFC shall use its best efforts to cause (a) the directors of Woodbridge who are not already directors of BFC as of the date of this Agreement as well as Messrs. Seth Wise and Jarett Levan to be appointed to the Board of Directors of BFC and (b) Mr. Seth Wise to be appointed Executive Vice President of BFC.
     7.15 Cancellation of Woodbridge Options. Prior to the Effective Time, Woodbridge shall cause to be taken such actions as are necessary under the Woodbridge Option Plan and all other applicable instruments to cancel, as of the Effective Time, all Woodbridge Options outstanding at the Effective Time.
     7.16 Cancellation of Woodbridge Rights Agreement. Prior to the Effective Time, Woodbridge shall cause to be taken such actions as are necessary to terminate the Woodbridge Rights Agreement and cause the Woodbridge Rights Agreement to be inapplicable to the transactions contemplated hereby, including, without limitation, the Merger.
ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS
     8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction prior to or at the Closing of the following conditions, each of which may only be waived in writing in whole or in part by mutual agreement of all of the parties, to the extent permitted by Law:
          (a) This Agreement, the Merger and the transactions contemplated by this Agreement shall have received the requisite approval and authorization of the shareholders of Woodbridge under the FBCA, and the transactions contemplated by this Agreement shall have received the requisite approval and authorization of the shareholders of BFC under the Articles of Incorporation of BFC.
          (b) No litigation, arbitration or other proceeding shall be pending by or before any court, arbitration panel or Governmental Entity which seeks to enjoin or prohibit the consummation of the transactions contemplated by this Agreement (other than a proceeding instituted by Woodbridge or any of its Subsidiaries, directors, officers, employees or agents).
          (c) No Law shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no Order of a Governmental Entity precluding consummation of the Merger.
          (d) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC, and all comments and requests for additional information on the part of the SEC shall have been responded to and complied with as required.

          (e) All consents, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required by or with respect to Woodbridge, BFC or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby shall have been obtained or made, including, without limitation, the expiration or termination of any notice and waiting period under the HSR Act, if applicable, other than consents, approvals, Orders, authorizations, registrations, declarations or filings which if not made or obtained could not reasonably be expected to result in a Material Adverse Effect on BFC or the Surviving Company after consummation of the Merger. All of such consents and approvals shall have been obtained without the imposition of any conditions which, in the opinion of Woodbridge and BFC, could reasonably be expected to materially adversely affect the operations of BFC or the Surviving Company after consummation of the Merger.
          (f) All written consents, approvals, interim approvals, assignments, waivers, Orders, authorizations or other certificates necessary to provide for the continuation in full force and effect of the Woodbridge Material Contracts and all other material agreements set forth on Schedule 5.9 and all of the existing Permits of Woodbridge and for Woodbridge to consummate the Merger and other transactions contemplated hereby shall have been received, except where the failure to receive such consents, approvals, interim approvals, assignments, waivers, Orders, authorizations or certificates could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Woodbridge or could not adversely affect the ability of the Surviving Company to continue to conduct the business of Woodbridge as it has been historically conducted by Woodbridge.
          (g) BFC and Woodbridge shall each have received the written opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., in form and substance reasonably acceptable to each of them, dated as of the date of Closing to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. Federal income tax purposes, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such firm, including representations set forth in certificates of officers of BFC, Merger Sub and Woodbridge, in form and substance reasonably satisfactory to BFC, Merger Sub and Woodbridge, respectively.
     8.2 Conditions to Woodbridge’s Obligation to Effect the Merger. The obligations of Woodbridge to consummate and effect the Merger and the other transactions contemplated hereby are further subject to the fulfillment of the following conditions, any of which may be waived only in writing in whole or in part by Woodbridge:
          (a) The representations and warranties of BFC and Merger Sub set forth in this Agreement that are qualified by materiality or “Material Adverse Effect” shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as if made on and as of the Effective Time, and the representations and warranties of BFC and Merger Sub contained in this Agreement that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time as if made on and as of the Effective Time except, in each case, for those representations and warranties which address matters only as of a particular date (which shall remain true and correct or true and correct in all material respects, as applicable, as of such date).

          (b) Each of BFC and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time; provided, however, that this condition shall not apply to any agreement or covenant of BFC or Merger Sub if the failure by such party to so perform or comply is attributable to Woodbridge.
          (c) The opinion of Allen C. Ewing & Co. referred to in Section 5.13 hereof shall not have been withdrawn, revoked or materially modified.
          (d) Each of BFC and Merger Sub shall have delivered to Woodbridge a certificate, dated the Effective Time and signed by their respective Chief Executive Officers and Chief Financial Officers, certifying the satisfaction of the conditions set forth in Sections 8.2(a) and (b) in all respects.
          (e) Between the date hereof and the Effective Time, BFC shall not have recorded, or reasonably expect to record, other-than-temporary impairment charges in an aggregate amount greater than $15,000,000 except for other-than-temporary impairment charges relating to an asset owned by Woodbridge or any of Woodbridge’s Subsidiaries or relating to BFC’s investment in Woodbridge.
     8.3 Conditions to BFC’s and Merger Sub’s Obligation to Effect the Merger. The obligations of BFC and Merger Sub to consummate and effect the Merger and the other transactions contemplated hereby are further subject to the fulfillment of the following conditions, any of which may be waived only in writing in whole or in part by BFC or Merger Sub:
          (a) The representations and warranties of Woodbridge set forth in this Agreement that are qualified by materiality or “Material Adverse Effect” shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as if made on and as of the Effective Time, and the representations and warranties of Woodbridge contained in this Agreement that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time as if made on and as of the Effective Time except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date).
          (b) Woodbridge shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time; provided, however, that this condition shall not apply to any agreement or covenant of Woodbridge if the failure by Woodbridge to so perform or comply is attributable to BFC.
          (c) Woodbridge shall have delivered to BFC a certificate, dated the Closing Date and signed by its President and Chief Financial Officer, certifying the satisfaction of the conditions set forth in Sections 8.3(a) and (b).

          (d) The opinion of JMP Securities LLC referred to in Section 4.18 hereof shall not have been withdrawn, revoked or materially modified.
          (e) Holders of not more than 10% of the outstanding shares of Woodbridge Class A Common Stock shall have duly and validly exercised, or remain entitled to exercise, appraisal rights in connection with the Merger in accordance with the FBCA.
          (f) Between the date hereof and the Effective Time, Woodbridge shall not have recorded, or reasonably expect to record, other-than-temporary impairment charges in an aggregate amount greater than $15,000,000.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
     9.1 Termination of the Agreement. This Agreement may be terminated and the Merger and transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time (whether before or after the approval of this Agreement by Woodbridge’s shareholders), as follows:
          (a) by mutual written consent of Woodbridge and BFC.
          (b) by either of Woodbridge or BFC:
               (i) (A) if Woodbridge’s shareholders do not approve the Merger Agreement by the requisite vote at the Woodbridge Meeting (including any adjournment or postponement thereof) or (B) if BFC’s shareholders do not approve the Merger and the related transactions by the requisite vote at the BFC Special Meeting (including any adjournment or postponement thereof);
               (ii) if any Governmental Entity shall have issued an Order, decree or ruling or taken any other action (which Order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits consummation of the Merger and such Order, decree, ruling or other action shall have become final and non appealable;
               (iii) if there shall be any Law enacted, promulgated or issued and deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal;
               (iv) if the Merger shall not have been consummated by September 15, 2009; provided, however, that this deadline shall be extended to December 15, 2009 in the event the parties are proceeding in good faith with respect to the consummation of the Merger (which good faith requirement includes, without limitation, the requirement that the parties first file the Registration Statement with the SEC on or before July 20, 2009); or

               (v) if (A) the Special Committee and/or Woodbridge’s Board of Directors or BFC’s Board of Directors shall have finally determined to approve or recommend a Superior Proposal to Woodbridge’s or BFC’s shareholders, as applicable, after complying with Section 7.4 or (B) the Special Committee and/or Woodbridge’s Board of Directors or BFC’s Board of Directors withholds or withdraws its recommendation of this Agreement or the Merger or modifies or changes such recommendation in a manner adverse to the other party;
          (c) by Woodbridge if:
               (i) BFC or Merger Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) cannot be or has not been cured, in all material respects, within 15 days after the giving of written notice to BFC or Merger Sub, as applicable, and (B) would result in the failure to satisfy a condition set forth in Section 8.2; or
               (ii) Allen C. Ewing & Co. has withdrawn, revoked, annulled or materially modified its fairness opinion.
          (d) by BFC if:
               (i) Woodbridge shall have breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement, which breach (i) cannot be or has not been cured, in all material respects, within 15 days after the giving of written notice to Woodbridge and (ii) would result in the failure to satisfy a condition set forth in Section 8.3;
               (ii) JMP Securities LLC has withdrawn, revoked, annulled or materially modified its fairness opinion; or
               (iii) a tender offer or exchange offer for ten percent (10%) or more of the outstanding shares of Woodbridge Class A Common Stock and Class B Common Stock shall have been commenced or a registration statement or statement on Schedule TO with respect thereto shall have been filed (other than by BFC or an Affiliate thereof (other than Woodbridge or any of its Subsidiaries, directors, officers, employees or agents)) and the Board of Directors of Woodbridge shall, notwithstanding its obligations hereunder, have (A) recommended that Woodbridge’s shareholders tender their shares in such tender or exchange offer or (B) publicly announced its intention to take no position with respect to such tender offer.
     9.2 Effect of Termination. If this Agreement is terminated pursuant to this Article IX, written notice thereof shall promptly be given by the party electing such termination to the other party and, subject to the expiration of the cure periods provided in Sections 9.1(c) and 9.1(d)(i) above, if any, this Agreement shall terminate without further actions by the parties and no party shall have any further obligations under this Agreement except that nothing in this Section 9.2 shall relieve a breaching party for liability for its willful or intentional breach of this Agreement.

     9.3 Amendment and Waiver. This Agreement may be amended or modified in whole or in part at any time only by a writing signed by the parties hereto. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof.
ARTICLE X
MISCELLANEOUS
     10.1 Survival of the Representations and Warranties. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein, and each such representation and warranty shall survive such investigation. The representations and warranties of the parties hereto contained in this Agreement and in any certificate delivered pursuant hereto or in any exhibit or schedule to this Agreement shall not survive the Effective Time.
     10.2 Payment of Expenses.
          (a) Except as set forth in this Section 10.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.
          (b) BFC and Woodbridge each agree to pay one-half (1/2) of any printing, mailing and filing expenses of the Registration Statement, the Joint Proxy Statement/Prospectus and any applicable pre-merger notification and report forms under the HSR Act.
     10.3 Binding Effect. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Woodbridge, in whole or in part, and any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the parties hereto.
     10.4 Governing Law. This Agreement will be governed and enforced in all respects, including validity, interpretation and effect, by the Laws of the State of Florida without giving effect to its principles of conflicts of laws.
     10.5 Counterparts. This Agreement may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same document. Delivery of an executed counterpart signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of an original executed counterpart signature page.
     10.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly received (i) on the date given if delivered personally or by facsimile (ii) one day after being sent by nationally recognized overnight delivery service or (iii) five days after having been mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If either to BFC or Merger Sub, addressed to:

BFC Financial Corporation 2100 West Cypress Creek Road Fort Lauderdale, Florida 33309 Attn: Alan B. Levan, Chief Executive Officer Facsimile: (954) 940-5050
     With copies addressed to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. 150 West Flagler Street, Suite 2200 Miami, Florida 33130 Attn: Alison W. Miller, Esq. Facsimile: (305) 789-3395
     If to Woodbridge, addressed to:

Woodbridge Holdings Corporation
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309
Attn: Seth Wise, President
Facsimile: (954) 940-4970

and to

Joel Levy, Chairman of the Special Committee
Adler Group
1400 Northwest 107th Avenue
Miami, Florida 33172-2704
Facsimile: (305) 418-1001
     With a copy addressed to (which shall not constitute notice):

Akerman Senterfitt, P.A. One Southeast Third Avenue 25th Floor Miami, Florida 33131-1714 Attn: Stephen K. Roddenberry, Esq. Facsimile: (305) 374-5095

     10.7 Entire Agreement; Assignment. All exhibits and schedules referred to in this Agreement are integral parts hereof, and this Agreement, together with such exhibits and schedules, constitutes the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersedes all prior agreements and understandings between the parties with respect thereto. This Agreement shall not be assigned or delegated (whether pursuant to a merger, by operation of Law or otherwise).
     10.8 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     10.9 Knowledge of the Parties. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of any of the parties hereto, each of the parties hereto acknowledges and confirms that it has made reasonable inquiry as to the matters that are the subject of such representations and warranties. Where reference is made to a party’s knowledge or any similar phrase, such reference shall be deemed to include the respective executive officers and directors of such party and each of its Subsidiaries, all of whom shall be deemed to have conducted the inquiry required in this Section 10.9.
     10.10 Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees and expenses through all appeals in addition to any other remedy.
     10.11 No Third Party Beneficiary. Except as permitted in Section 7.8 hereof, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
     10.12 Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.
     10.13 Jurisdiction; Venue. Any suit, action or proceeding against any party with respect to this Agreement or any judgment entered by any court in respect of this Agreement shall be brought in a federal or state court in Broward County, Florida, and the parties hereto accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. In addition, the parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in Broward County, Florida.

     10.14 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger and the other transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that such transactions be consummated as originally contemplated to the fullest extent possible.
     10.15 Waiver. Any waiver by any party hereto of any of its rights or remedies under this Agreement or of any breach or violation of or default under this Agreement must be in writing and signed by the party to be charged thereunder and shall not constitute a waiver of any of its other rights or remedies or of any other or future breach, violation or default hereunder.
     10.16 Special Committee. Except as may be required by applicable Law, prior to the Effective Time, any consent, waiver or other determination to be made, or action to be taken, by Woodbridge under this Agreement shall be made or taken only upon the approval of the Special Committee.
     10.17 Time of the Essence. Time is of the essence in the performance of all agreements, obligations and covenants by the parties under this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

BFC FINANCIAL CORPORATION, a Florida corporation
By:	/s/ Alan B. Levan
Alan B. Levan,
Chairman, Chief Executive Officer and President

WDG MERGER SUB, LLC, a Florida limited liability company
By:	/s/ Alan B. Levan
Alan B. Levan,
Manager

WOODBRIDGE HOLDINGS CORPORATION, a Florida corporation
By:	/s/ Seth M. Wise
Seth M. Wise,
President